Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

MONTAUK ENERGY, INC.

A STOCK CORPORATION

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST: The name of the corporation (the “Corporation”) is:

Montauk Energy, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares that the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value of $0.01 per share.

FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SIXTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation.

Any repeal or modification of this Article Sixth will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Seventh. Any repeal or modification of this Article

Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

TENTH: The name and mailing address of the incorporator is:

Adam M. Cromie

500 Grant Street, Suite 4500

Pittsburgh, PA 15219

[Signature page follows.]

IN WITNESS WHEREOF, I the undersigned, being the incorporator hereinabove named, do hereby execute this Certificate of Incorporation this 21st day of September, 2020.

/s/ Adam M. Cromie
Adam M. Cromie
Sole Incorporator

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION OF

MONTAUK ENERGY, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Renovar, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.    The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 21, 2020;

2.    The Board of Directors of the Corporation, by unanimous written consent, duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation;

3.    Article First of the Certificate of Incorporation of the Corporation, is hereby deleted in its entirety and replaced with the following:

FIRST: The name of the corporation is “Montauk Renewables, Inc.” (the “Corporation”).

4.    The amendment to the Certificate of Incorporation of the Corporation as set forth herein was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.    All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly appointed officer this 9th day of October, 2020.

Montauk Energy, Inc.

By:	/s/ Melissa Zotter
Melissa Zotter
President, Secretary and Treasurer